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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549




                                   FORM 8-K






                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




        Date of report (Date of earliest event reported) June 6, 1994


                              KMART CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                                   Michigan
                (State or Other Jurisdiction of Incorporation)


        1-327                                           38-0729500
(Commission File Number)                (I.R.S Employer Identification No.)

               3100 West Big Beaver Road, Troy, Michigan 48084
             (Address of Principal Executive Offices) (Zip Code)

                                (810) 643-1000
             (Registrant's Telephone Number, Including Area Code)

                                     N/A
        (Former Name or Former Address, if Changed Since Last Report)

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Item 5.         Other Events.

                On June 6, 1994, Kmart Corporation issued the following "press release:"

"TROY, Mich. - Kmart Corporation today announced it will move forward with its action plan to improve the performance of U.S. Kmart stores while the company analyzes other alternatives related to its specialty operations.

Kmart Chairman, president and CEO, Joseph E. Antonini said the company's commitment and financial capability to complete its store modernization program are not affected by the Specialty Retail Stock Proposal not passing.

"Kmart's balance sheet is strong due to major reductions in inventory investment and outstanding debt, and we expect our balance sheet to grow even stronger during the year," said Antonini.

"In the weeks ahead, Kmart will examine the various alternatives available to maximize the value of our specialty retail businesses," said Antonini. "While we are disappointed that the Prosposal did not pass, we are committed to boosting profitability, reviewing all alternatives and taking actions that are in the best interests of Kmart shareholders."

To improve the performance and results of its core discount business, Kmart will focus on an action plan outlined to shareholders during its June 3rd Annual Meeting. The plan is aimed at delivering improved value to the company's shareholders by boosting sales, completing store modernization, strengthening customer commitment and reshaping the culture within Kmart.

Through an extensive reassessment of its core business, Kmart already has identified a number of initiatives to improve profits, including savings of more than $100 million to be realized by year-end and more significant benefits in 1995.

Kmart Corporation serves America with more than 4,000 retail outlets including Kmart stores, Builders Square, Borders and Waldenbooks, The Sports Authority and OfficeMax. In addition to serving all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada, Kmart operations extend to Australia, the Czech Republic, Slovakia, Mexico and Singapore.

*Note: The Proposal received the favorable vote of a significant majority of the votes cast but due to a higher than usual number of unvoted shares, the Proposal did not receive a majority of the outstanding shares as required by Michigan law."


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                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                KMART CORPORATION
                                (Registrant)

Date:   June 8, 1994            By: /s/ NANCIE W. LADUKE
                                    Vice President and Secretary






















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